Exhibit 99.3

13215 Bee Cave Parkway. Suite B-300, Austin, Texas 78738 Telephone: 512-538-2300 Fax: 512-538-2333

PRESS RELEASE

Summit Hotel Properties, Inc. Announces Exercise in Full of Underwriters’
Over-allotment Option and Subsequent Closing of Public Offering of 1.50%
Convertible Senior Notes Due 2026

Austin, Texas, January 12, 2021 – Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced that it has closed its previously announced underwritten public offering of $287,500,000 aggregate principal amount of its 1.50% Convertible Senior Notes due 2026 (the “Notes”), including $37,500,000 aggregate principal amount of Notes sold pursuant to the exercise in full of the underwriters’ over-allotment option to purchase additional Notes.

The Notes are the Company’s senior unsecured obligations and rank equally with all of its existing and future unsecured debt that is not subordinated, senior to any future subordinated debt and junior to all existing and future debt and preferred equity of the Company’s subsidiaries. The Notes pay interest semiannually at a rate of 1.50% per annum and will mature on February 15, 2026, unless earlier converted, purchased or redeemed. The Notes have an initial conversion rate of 83.4028 per $1,000 principal amount of the Notes (equivalent to a conversion price of approximately $11.99 per share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and a conversion premium of approximately 37.5% based on the closing price of $8.72 per share of Common Stock on January 7, 2021). The initial conversion rate of the Notes is subject to adjustment upon the occurrence of certain events but will not be adjusted for any accrued and unpaid interest. Prior to August 15, 2025, the Notes are convertible only upon certain circumstances and during certain periods, and thereafter will be convertible at any time prior to the close of business on the second scheduled trading day prior to maturity of the Notes. Upon conversion, holders will receive cash, Common Stock or a combination thereof at the Company’s election.

In connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions with certain of the underwriters or their respective affiliates and another financial institution (the “Option Counterparties”). The capped call transactions cover, subject to customary adjustments, the number of shares of Common Stock underlying the Notes. The capped call transactions are generally expected to reduce the potential dilution to the Common Stock upon any conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of such converted Notes, as the case may be, with such reduction and/or offset subject to a cap. The cap price of the capped call transactions was initially approximately $15.26, which represents a premium of 75.0% over the last reported sale price of the Common Stock on the New York Stock Exchange on January 7, 2021, and is subject to certain adjustments under the terms of the capped call transactions.

The Option Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Common Stock and/or purchasing or selling Common Stock or other securities of the Company in secondary market transactions prior to the maturity of the Notes (and are likely to do so following any conversion, purchase, or redemption of the Notes, to the extent the Company exercises the relevant election under the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of Common Stock or the Notes, which could affect the ability of holders to convert the Notes. To the extent the activity occurs during any observation period related to a conversion of the Notes, it could also affect the number of share of Common Stock and value of the consideration that holders will receive upon conversion of the Notes.

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The Company used a portion of the net proceeds from the offering of the Notes to pay the cost of the capped call transactions, including the additional capped call transactions the Company entered into pursuant to the exercise in full of the underwriters’ over-allotment option to purchase additional Notes. The Company contributed the remainder of the net proceeds to its operating partnership. The operating partnership will use the net proceeds to reduce amounts outstanding under the Company’s senior revolving credit facility and term loans.

BofA Securities and Deutsche Bank Securities were the joint book-running managers of the offering. KeyBanc Capital Markets, Regions Securities LLC and US Bancorp were the senior co-managers and Capital One Securities, PNC Capital Markets LLC, Raymond James, BMO Capital Markets, RBC Capital Markets, Baird and Bancroft Capital were the co-managers.

About Summit Hotel Properties, Inc.

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the Upscale segment of the lodging industry. As of January 12, 2021, the Company’s portfolio consisted of 72 hotels, 67 of which were wholly owned, with a total of 11,288 guestrooms located in 23 states.

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